Exhibit 99.1

MIC

125 West 55th Street New York, NY10019 United States	Telephone +1 212 231 1000 Facsimile +1 212 231 1828 Internet www.macquarie.com/mic

Media Release

MACQUARIE INFRASTRUCTURE CORPORATION ANNOUNCES APPOINTMENT OF RONALD KIRK TO BOARD

•	Director William Webb to Retire

New York, NY – October 5, 2016 Macquarie Infrastructure Corporation (NYSE:MIC) announced that following an extensive search, the MIC board has appointed Ronald “Ron” Kirk, age 62, as a director of the Company effective November 1, 2016. Kirk is the former U.S. Trade Representative under President Obama. William “Bill” Webb, a member of the MIC board since its founding in 2004, is retiring.

“We are very pleased to have secured the services of Ron Kirk as member of our board of directors,” said Martin Stanley, chairman of the board of MIC. “His considerable experience in the public sector at both the federal and state levels, as well as his career in areas of the law that are especially relevant, bring a valuable new dimension to the leadership of MIC.”

Kirk served as the 16th U.S. Trade Representative from March 18, 2009 to March 15, 2013. His tenure as Trade Representative focused on the development and enforcement of U.S. intellectual property law in particular. Kirk is Senior Of Counsel with the law firm of Gibson, Dunn & Crutcher in their Dallas and Washington, D.C. offices. He is Co-Chair of the International Trade Practice Group and a member of the Sports Law, Public Policy, Crisis Management and Private Equity Practice Groups.

Prior to serving as Trade Representative, Kirk was Mayor of Dallas from 1995 to 2001. Before being elected Mayor, Kirk served as Texas Secretary of State under Governor Ann Richards.

“I’m grateful to have been invited to join the distinguished group of individuals leading MIC,” said Kirk. “I look forward to getting better acquainted with the people and the businesses of MIC and to helping direct the continued success of the Company.”

Concurrent with Kirk’s appointment to the board of MIC, he will become of member of the Audit, Compensation and Nominating and Governance committees.

William Webb served as a director of MIC since the formation of the Company in mid-2004. Webb also served as Lead Independent Director and Chairman of the Compensation Committee of the Board of MIC.

“MIC and its shareholders have benefitted greatly from the wisdom and experience Bill has brought to our organization,” said Stanley. “On behalf of the board, and our shareholders, I wish to thank Bill for his many contributions to our company.”

“Bill and his fellow board members have provided the Company with sound and thoughtful guidance that has helped MIC shareholders reap a very attractive average annual return of more than 16%. During Bill’s tenure the Company has evolved from a $500 million IPO to a $6.5 billion enterprise. His strategic leadership has been a key to our success and we wish Bill all the best in his retirement,” added Stanley.

“It has been both a privilege and pleasure to work alongside the board and management of MIC for these past 12 years,” said Webb. “The Company has come a long way during that time – and had some considerable success – and I’m pleased to have been a part of it. I think that MIC has a particularly bright future ahead of it.”

About MIC

MIC owns, operates and invests in a diversified group of infrastructure businesses providing basic services to customers in the United States. Its businesses consist of a bulk liquid terminals business, International-Matex Tank Terminals, an airport services business, Atlantic Aviation, entities comprising an energy services, production and distribution segment, MIC Hawaii, and entities comprising a Contracted Power and Energy segment. For additional information, please visit the MIC website at www.macquarie.com/mic. MIC-G

MIC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia). The obligations of MIC do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of MIC.

For further information, please contact:

Investor enquiries Jay A. Davis Investor Relations MIC (212) 231-1825	Media enquiries Melissa McNamara Corporate Communications MIC (212) 231-1667

or

Mike Hacke
Investor Relations
MIC
212-231-6483